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                                                                   EXHIBIT 99.1


PRESS RELEASE

FOR FURTHER INFORMATION:

        AT SUN COMMUNITIES:
        Gary A. Shiffman, Chief Executive Officer
        (810) 932-3100
        Jeffrey P. Jorissen, Chief Financial Officer
        (810) 932-3100

FOR IMMEDIATE RELEASE
WEDNESDAY, AUGUST 21, 1996

            SUN COMMUNITIES CONFIRMS PROPOSAL FOR STRATEGIC MERGER
                           WITH CHATEAU PROPERTIES

Sun Communities, Inc. (NYSE:SUI) confirmed today that it has made a written proposal to the board of directors of Chateau Properties, Inc. (NYSE:CPJ) to merge Chateau and CP Limited Partnership into Sun and Sun Communities Operating Limited Partnership in a tax-free transaction in which Chateau holders would receive 0.892 shares of Sun's common stock and/or operating partnership units for each of Chateau's shares and/or operating partnership units. Based upon Sun's August 20, 1996 closing price of $28.00 per share, Sun's offer is valued at $25.00 per share of Chateau. Sun also indicated that it would be willing to evaluate alternative forms of consideration to the extent necessary to satisfy the objectives of both Sun's and Chateau's holders.

In a letter dated August 20, 1996 to Chateau's board of directors, Sun detailed the enhanced strategic and financial benefits to Chateau's holders in a merger with Sun as compared to a proposal made by Manufactured Home Communities, Inc. on August 19, 1996 or Chateau's proposed merger with ROC Communities, Inc.

Gary A. Shiffman, Sun's Chief Executive Officer, commented on Sun's proposal, stating "The overlap between Chateau's and Sun's portfolios and corporate cultures is the strongest in the manufactured housing REIT sector. A combined Chateau and Sun would succeed Sun as the largest community owner in the U.S. and would become the undisputed, dominant player in the industry." Sun and Chateau had previously discussed a strategic merger in late 1995.

Relative to the MHC and ROC proposals, the benefits of a merger with Sun include the larger size and greater operating efficiencies of a Sun-Chateau combination, immediate and long-term accretion to both companies' funds from operations per share, increased financial flexibility and improved liquidity, as well as improved growth opportunities based on Sun's superior track record in completing acquisitions and community expansions. According to the Sun letter, Chateau management's experience in new community development complements Sun's proven experience in the acquisition and expansion arena.


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Sun, which is the largest owner of manufactured housing communities in the
United States, would have an equity market capitalization of approximately $850 million and a total market capitalization of approximately $1.2 billion when combined with Chateau. With 126 properties containing over 48,000 manufactured housing sites, Sun and Chateau would together own more sites than either ROC and Chateau or MHC and Chateau.

In its letter, Sun asserted that its portfolio and Chateau's are the most compatible among the manufactured housing community REITs in terms of geographic concentration and asset quality. For example, the geographic overlap between the Sun and Chateau portfolios is significantly greater than that with ROC or MHC, creating larger economies of scale and a smoother transition process to common management. Approximately 65% and 80% of Sun's and Chateau's properties, respectively, are located in their two primary markets, Michigan and Florida. Moreover, both companies are headquartered in Michigan, leading to additional overhead efficiencies.

Sun pointed out in its letter that it has consistently achieved the highest operating margins in the peer group of companies as measured by earnings before depreciation, amortization, interest and taxes as a percentage of revenues. While Chateau's operating margins rank second to Sun's, ROC and MHC operate at the two lowest margins in the peer group. "Because of our geographic overlap with Chateau and strong operating margins," commented Mr. Shiffman, "we believe we can create tangible operating efficiencies while enhancing our dominant position in our key markets."

Unlike both ROC and MHC, Sun has achieved investment-grade senior unsecured credit ratings from the major rating agencies. Like Chateau, which also possesses investment-grade credit ratings, the vast majority of Sun's assets remain unencumbered by secured debt, maximizing financial flexibility as compared to the MHC or ROC proposals.

Mr. Shiffman summarized Sun's proposal by stating "We believe this proposal is of substantial immediate and longer term benefit to both of our respective shareholder groups. We are prepared to move rapidly toward a definitive merger agreement and feel confident that the transaction can be consummated by year end."

Sun has retained Lehman Brothers as its financial advisor and Jaffe, Raitt, Heuer & Weiss and Skadden, Arps, Slate, Meagher & Flom as its legal advisors. Sun's proposal is subject to customary conditions, including the termination of Chateau's existing merger agreement with ROC, rejection of the MHC proposal and the execution of a definitive merger agreement. Sun's offer will be made only via an effective prospectus and joint proxy statement which will be filed with the Securities and Exchange Commission following the execution of a definitive merger agreement.




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